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March 28, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company"), to be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 23, 2008, at 7:00 p.m.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Deloitte & Touche, LLP, the Company's independent auditors, will be present to respond to any questions our shareholders may have.

Please vote by signing, dating, and returning the enclosed proxy card by mail, or by voting via the Internet or by telephone. The enclosed proxy statement includes instructions for voting via the Internet at www.proxyvoting.com/PFLC or by telephone by calling 1-866-540-5760. If you vote on line or by phone, you do NOT need to complete and mail your proxy card. If you plan on attending the meeting, we still encourage you to vote in advance by mail, through the Internet or by phone. In the event you desire to change your vote you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Gary C. Forcum	/s/ Dennis A. Long
Gary C. Forcum Chairman of the Board	Dennis A. Long President & Chief Executive Officer

1101 S. Boone Street • Aberdeen, WA 98520 • (360) 533-8870

PACIFIC FINANCIAL CORPORATION

1101 S. Boone Street

Aberdeen, Washington 98520

(360) 533-8870

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 23, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company") will be held at the Company's Administrative Headquarters located at 1101 S. Boone Street, Aberdeen, Washington, on Wednesday, April 23, 2008, at 7:00 p.m., local time, for the following purposes:

1.	ELECTION OF DIRECTORS. To elect two directors to three-year terms.
2.	OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments. Shareholders of record at the close of business on March 19, 2008, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

Please vote via the Internet or by telephone in accordance with instructions provided under the heading "Voting by Internet or Telephone" on page 1 of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided. If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

By Order of the Board of Directors
/s/ John Van Dijk John Van Dijk Corporate Secretary

Aberdeen, Washington

March 28, 2008

IMPORTANT: PROMPT VOTING VIA THE INTERNET, TELEPHONE, OR RETURNING THE ENCLOSED PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT OF PACIFIC FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS April 23, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2008 Annual Meeting of Shareholders of the Company. The Annual Meeting will be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 23, 2008, at 7:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about March 28, 2008.

VOTING AND PROXY PROCEDURE

Record Ownership; Quorum. Shareholders of record as of the close of business on March 19, 2008, are entitled to one vote for each share of Common Stock of the Company then held. As of March 19, 2008, the Company had 6,645,908 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company and the Bank. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the proposal set forth below. If a shareholder attends the Annual Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in "street name"), please follow their directions on how to vote your shares.

Voting by Internet or Telephone. You may vote by Internet, telephone, or mail. Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail. To vote via the Internet, access the following Web site: www.proxyvoting.com/PFLC. To vote by telephone, call 1-866-540-5760 and follow the instructions. You should have your proxy card with you when voting via the Internet or telephone to facilitate voting. If you vote via the Internet or by telephone, you do not need to mail your proxy card.

Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on the election of directors at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

Voting for Directors. The two nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the Company knows of no person who owned more than 5% of the outstanding shares of Common Stock as of the record date for the Annual Meeting.

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

The following table sets forth, as of March 19, 2008, information as to the shares of the Common Stock beneficially owned by each director, by each current and former executive officer named in the Summary Compensation Table on page 16, and by all current executive officers and directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Directors:
G. Dennis Archer	48,312	(3)	*
John R. Ferlin	56,725	(4)	*
Gary C. Forcum	82,670		1.2%
Susan C. Freese	18,977		*
Duane E. Hagstrom	126,670		1.9%
Edwin Ketel	14,943		*
Joseph A. Malik	60,690		*
Randy W. Rognlin	108,184		1.6%
Randy Rust	46,612		*
Douglas M. Schermer	49,938		*
Stewart L. Thomas	62,090		*
Robert J. Worrell	103,318		1.6%

Executive Officers:
Dennis A. Long (2)	223,110		3.4%
Bruce D. MacNaughton	62,000		*
Denise Portmann	22,000		*
Philippe Swaab	—		—
John Van Dijk	71,000		1.1%
All Current Executive Officers and Directors as a Group (16 persons)	1,157,239		16.7%

_______________

*	Less than 1% of shares outstanding.

(1)

The amounts shown include the following amounts of Common Stock each individual has the right to acquire within 60 days of March 19, 2008, through the exercise of stock options granted pursuant to the Company's stock option plans as follows: Mr. Long, 118,500 shares; Mr. MacNaughton, 62,000 shares; Ms. Portmann, 19,500 shares; Mr. Van Dijk, 31,000 shares; each of Messrs. Archer, Ferlin, Rust, Thomas, and Worrell, 5,000 shares; Ms. Freese, 3,000 shares; Mr. Malik, 2,000 shares; and each of Messrs. Forcum, Hagstrom, Ketel, Rognlin, and Schermer, 1,000 shares; and all current executive officers and directors as a group, 266,000 shares.

(2)	Mr. Long is also a director of the Company.

(3)	Includes 797 shares owned in a profit sharing trust.

(4)	Includes 2,835 shares held by Mr. Ferlin's spouse as trustee for family trusts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2007, except that three executive officers, Bruce D. MacNaughton, Denise Portmann and Dennis Long, each filed one late report disclosing the grant of a stock option, Mr. Worrell filed one late report covering one gift of stock, and Messrs. Ketel, Rognlin, Rust, and Schermer each filed one late report covering a purchase of stock.

CURRENT EXECUTIVE OFFICERS

The following summary sets forth the age, position, and the business experience during the past five years of those current executive officers of the Company who are not also directors of the Company.

Bruce D. MacNaughton (54) is the Vice President of the Company. He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002. Mr. MacNaughton has been employed in the commercial banking industry for over 34 years in various capacities. He was employed by U.S. Bank from 1983 to 2001. From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon. In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

Denise Portmann (34) is the Chief Financial Officer of the Company and of the Bank. Ms. Portmann was also named Executive Vice President of the Bank in January 2006. She has served as Chief Financial Officer of the Company since January 2005. Ms. Portmann joined the Bank in 2001, serving as Treasurer of the Company and Senior Vice President and Cashier of the Bank. From 1995 to 1999, she was employed in the public accounting and auditing sector, specializing in the financial institutions industry. Ms. Portmann is a CPA and holds a B.S. degree in accounting from Central Washington University.

John Van Dijk (60) is the Corporate Secretary of the Company. Mr. Van Dijk has also served as President and Chief Operating Officer of the Bank since November 2004. He has served as Corporate Secretary of the Company since 1997 and previously served as Executive Vice President, Chief Financial Officer of the Bank since May 1996. Previously, Mr. Van Dijk was employed in the thrift industry for 18 years. He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA, from May 1991 to May 1996. From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA. Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA, from March 1978 to November 1988.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company's Board of Directors (the "Board") is presently composed of thirteen members. Each also serves as a director of the Bank. The Company's articles and bylaws provide that directors are elected for three-year staggered terms, with approximately one-third of the directors elected each year. Messrs. Ferlin and Rognlin, both of whom presently serve as directors of the Company, have been nominated for election for a three-year term ending in 2011. Duane Hagstrom and Stewart Thomas will be retiring from the Board as of the Annual Meeting. The Board has reduced the number of positions on the Board to eleven effective as of the Annual Meeting.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of Messrs. Ferlin and Rognlin. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of Directors knows of no reason why the nominees might be unavailable to serve.

The Board of Directors recommends a vote "FOR" the election of Messrs. Ferlin and Rognlin.

The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting. The Board of Directors has determined that each director listed below, other than Mr. Long, is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market. Messrs. Hagstrom and Thomas have also been determined to be independent as defined in Rule 4200(a)(15). There are no family relationships among the directors and executive officers of the Company.

Name	Age	Year First Elected/Appointed Director	Term to Expire

Board Nominees

Class C
John R. Ferlin	60	2004	2011
Randy W. Rognlin	51	2001	2011

Directors Continuing in Office

Class A
Edwin Ketel	56	2002	2009
Dennis A. Long	59	1997	2009
Joseph A. Malik	70	1979	2009
Randy Rust	60	2003	2009
Robert J. Worrell	69	1982	2009

Class B
G. Dennis Archer	65	2004	2010
Gary C. Forcum	62	1997	2010
Susan C. Freese	53	2001	2010
Douglas M. Schermer	46	2002	2010

The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years. Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University. Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner. Mr. Archer has practiced public accounting and served in the tax management field since 1976.

John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years. Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products. Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.

Gary C. Forcum was appointed Chairman of the Board of the Company in October 2006. He was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999. Mr. Forcum is a private investor.

Susan C. Freese is a pharmacist and was the co-owner of Peninsula Pharmacies, Inc., located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than five years until 2006.

Edwin Ketel is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past five years.

Dennis A. Long currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. Mr. Long previously served as President and Chief Executive Officer of the Bank from July 1997 until December 1999. In December 1999, he was appointed President of the Company and became President and Chief Executive Officer in May 2001. Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington, from July 1996 to April 1997. From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

Joseph A. Malik served as Chairman of the Board of the Company from December 1999 until October 2006 and has been a director of the Bank since January 1979. He served as the President of Grays Harbor Community College from 1972 until June 1989, following which he was the Executive Director of the Commission on Colleges until his retirement in 1997. Mr. Malik serves on the Board of Trustees of the Colorado Institute of Art and chairs the Board of Trustees of the Portland Institute of Art.

Randy Rognlin is a local construction contractor and has been the President and co-owner of Rognlin, Inc., located in Aberdeen, Washington, for more than the past five years.

Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company. Mr. Rust is currently a private investor.

Douglas M. Schermer is a local construction contractor and has been the President and owner of Schermer Construction located in Hoquiam, Washington, for more than the past five years.

Robert J. Worrell Mr. Worrell served as President and Chief Executive Officer and as a director of The Bank of Grays Harbor from 1982, and as Chief Executive Officer of the Company from

January 2000 until his retirement in May 2001. He previously served as President and Chief Executive Officer of the Company from 1997 until December 1999.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the election of directors. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company conducts its business through meetings of the Board and through Board committees. During 2007, the Board of Directors held 10 meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which that director served.

The Company does not have a policy regarding attendance at annual shareholder meetings by directors. All of the individuals who were then directors attended the 2007 annual meeting of shareholders.

Committees

The Board of Directors has established, among others, an Audit Committee, a Governance and Nominating Committee, and a Compensation and Management Development Committee.

Audit Committee. The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors and the internal audit department; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit and internal audits; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters. The Audit Committee also is responsible for reviewing the annual and other reports filed with the SEC and the annual report to shareholders. The Audit Committee met eight times during 2007.

Current members of the Audit Committee include Messrs. Archer (Chairman), Ferlin, Forcum, Hagstrom, and Malik. The Board has determined that each member of the Audit Committee is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market and in Rule 10A-3 adopted by the SEC under the Exchange Act. The Board has also determined that each of Messrs. Archer, Ferlin, Forcum, Hagstrom, and Malik is qualified to be an "audit committee financial expert" as defined in the SEC's rules. A written charter for the Audit Committee was adopted by the Board during 2002 and is available on our website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

Governance and Nominating Committee. The primary responsibilities of the Governance and Nominating Committee (the "Nominating Committee") are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the

Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee Chairman deems appropriate. The Nominating Committee met once during 2007. The Board has determined that each current member of the Nominating Committee, Messrs. Forcum (Chairman), Archer, Ferlin, Rognlin, Rust, and Schermer, is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market. Messrs. Ketel and Malik also served on the Nominating Committee during 2007 and were determined to be independent as defined in Rule 4200(a)(15). The Board has adopted a written charter for the Nominating Committee which is available on the Company's website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates. The Nominating Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company. The Nominating Committee does not have any minimum requirements for director nominee qualifications. When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates. To date, the Company has not engaged third-party search firms to identify candidates. Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate's background as deemed appropriate.

The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board. Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee and based on the needs of the Board at the time. Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications and evidence of share ownership, to Gary C. Forcum, Chairman, Nominating Committee, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520.

Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described in more detail under the heading "SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR" below.

Compensation and Management Development Committee. The current members of the Compensation and Management Development Committee (the "Compensation Committee") are Messrs. Forcum (Chairman), Archer, Ferlin, Rognlin, and Schermer. Messrs. Hagstrom, Rust and Thomas also served on the Compensation Committee during 2007. The Board has determined that each member who served on the Compensation Committee since January 1, 2007, is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on The Nasdaq Stock Market. The Compensation Committee held eleven meetings during 2007.

The responsibilities of the Compensation Committee are set forth in a written charter which is available on the Company's website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section. Under its charter, the Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors. Its specific duties include reviewing the Company's bonus and equity programs, the succession plan for key officers including the Chief Executive Officer (the "CEO"), and director compensation arrangements, and recommending changes to the Board as it deems appropriate, as well as recommending to the Board the annual compensation, including salary, bonus and equity awards, for the CEO.

The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments and annual awards of stock options and cash incentive bonuses for the executive officers. The Compensation Committee is responsible for annually evaluating the CEO's performance and presenting its conclusions and recommendations regarding his compensation to the full Board for approval. The CEO does not participate in deliberations by the Compensation Committee or the Board regarding his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers prior to consideration by the Board.

The Compensation Committee has authority under its charter to retain outside compensation consultants and other advisors, to approve the terms of their retention, including fees for their services, and to terminate any such engagement, subject to approval by the Board. During 2007, the Compensation Committee retained Corrigan and Co., an outside benefits consulting firm, to provide advice to the Committee regarding executive compensation matters. Corrigan was asked to provide its assessment of the Company's executive retirement benefits compared to peer groups of banks and to develop a Supplemental Executive Retirement Plan for the Company's executive officers as described in more detail below.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors encourages shareholders to send communications directly to the Board. Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Gary C. Forcum, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Communications may also be directed to individual directors at the same address.

Your communications should indicate that you are a shareholder. We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee. We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic. Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

DIRECTOR COMPENSATION FOR 2007

The following table summarizes compensation paid to each person, other than Mr. Long, who served as a director of the Company during 2007, including as directors of the Bank. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2007.

Name	Fees earned or paid in cash	Option awards	All other compensation		Total
G. Dennis Archer	$32,300	$0	-0	-	$32,300
John R. Ferlin	$26,200	$0	-0	-	$26,200
Gary C. Forcum	$39,400	$267	-0	-	$39,667
Susan C. Freese	$24,450	$267	-0	-	$24,717
Duane E. Hagstrom	$33,100	$267	$2,983		$36,350
Edwin Ketel	$25,800	$267	-0	-	$26,067
Joseph A. Malik	$28,200	$267	-0	-	$28,467
Randy W. Rognlin	$27,900	$267	-0	-	$28,167
Randy Rust	$27,050	$0	-0	-	$27,050
Douglas M. Schermer	$25,200	$267	-0	-	$25,467
Stewart L. Thomas	$28,100	$0	-0	-	$28,100
Robert J. Worrell	$26,600	$267	-0	-	$26,867

(1)

Directors of the Company currently receive a $19,200 annual retainer fee and fees of $450 per board meeting attended. The Chairman of the Board currently receives a $24,000 annual retainer fee and fees of $800 per meeting attended. Audit Committee members receive $450 and the Audit Committee Chairman receives $550 per committee meeting attended. All other committee members receive $300 per committee meeting attended.

(2)

The amounts shown reflect the compensation expense recognized for financial statement reporting purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R") with respect to nonqualified stock options granted to the named directors under the Company's 2000 Stock Incentive Compensation Plan. Assumptions used in calculating expense as required by SFAS 123R are described in Note 14 to the Company's audited financial statements included in its Annual Report on Form 10-K filed with the SEC on March 14, 2008 (the "2007 Form 10-K"). At December 31, 2007, the Company's outside directors held stock options as follows: Mr. Archer, 5,000 shares; Mr. Ferlin, 5,000 shares; Mr. Forcum, 1,000 shares; Ms. Freese, 3,000 shares; Mr. Hagstrom, 1,000 shares; Mr. Ketel, 1,000 shares; Mr. Malik, 2,000 shares; Mr. Rognlin, 1,000 shares;

Mr. Rust, 5,000 shares; Mr. Schermer, 1,000 shares; Mr. Thomas, 5,000 shares; and Mr. Worrell, 5,000 shares. The options have an exercise price equal to fair market value on the date of grant and become exerciseable cumulatively in five equal annual installments beginning one year after the date of grant, which was January 23, 2003, in the case of all directors except Messrs. Archer, Ferlin, Rust and Thomas. The vesting of options granted to these four directors was accelerated in 2005 in order to minimize compensation expense reported by the Company under SFAS 123R because the options were out of the money at that time. All options have a ten-year term.

(3)

Directors may defer their directors' fees under the Company's deferred compensation plan, which earns interest at the rate of 9.5%. The amount shown represents the above-market earnings on the balance in Mr. Hagstrom's plan account in 2007.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the following section entitled "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has been recommended to the Board of Directors that the following section be included in the proxy statement, as well as in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, through its incorporation by reference from the proxy statement.

Submitted by the Compensation and Management Development Committee of the Board of Directors:

G. Dennis Archer	Gary Forcum (Chairman)	John Ferlin
Duane E. Hagstrom	Randy W. Rognlin	Randy Rust
Douglas Schermer	Stewart L. Thomas

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company's executive officers is fair, reasonable and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals with the ultimate objective of improving shareholder value. The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company;
•	to provide competitive levels of compensation relative to compensation paid to similarly situated executives in our peer group;
•	to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and
•	to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

Benchmarking. During 2006, the Committee retained Milliman, Inc. ("Milliman"), as an outside compensation consulting firm, to perform a review of its total compensation program for the CEO as well as for other key executives. Milliman provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and, on the CEO's recommendations, for the rest of the executive management team. In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded banks operating in the Northwest. In 2006, with the research and advice of Milliman, the Committee selected a group of comparable companies, including Columbia Bancorp, Cowlitz Bancorporation, FirstBank NW Corp. (acquired by Sterling Financial Corporation in December 2006), Heritage Financial Corporation, Northwest Bancorporation, Inc., and Rainier Pacific Financial Group, Inc. For comparison purposes, the Bank's annual revenues, assets and employee count places it slightly higher than the 25th percentile of such banks. Because of the large variation in size among the companies comprising the Bank's peer group, the Committee made the following selection from the total peer group based upon comparable income, assets and employees, which the Committee approved as the Company's Compensation Peer Group:

• Cashmere Valley Bank	• Idaho Independent Bank
• Kitsap Bank	• Panhandle State Bank
• Venture Bank

The Committee decided to use the same Compensation Peer Group in 2007. The Committee also determined that the Bank's salary structure continued to be competitive with the Comparison Peer Group when combined with annual cash incentive bonuses. Salary levels for all executive positions in 2006 were at approximately the 50th percentile of the salary ranges for each position analyzed. The fact that a significant portion of potential cash compensation is in the form of incentive bonuses facilitates the Committee's goal of providing executives with a significant incentive if the Company's performance goals are met. Variations may occur as dictated by the experience level of the individual and market factors.

There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by its own research or on advice and counsel of consultants such as Milliman to determine the appropriate level and mix of incentive compensation.

2007 Executive Compensation Components. For the fiscal year ended December 31, 2007, the principal components of compensation for executive officers were:

•	base salary;
•	performance-based cash incentive compensation;
•	long-term equity incentive compensation; and
•	retirement and other benefits.

Base Salary

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by its own research and as provided by outside consultants, such as Milliman;
•	internal review of the executive's compensation, both individually and relative to other officers; and
•	individual performance of the executive.

Salary levels are typically reviewed annually as part of the Committee's performance review process, as well as upon a promotion or other change in job responsibility. Merit-based salary increases for executive officers are based on the Committee's assessment of the individual's performance. As of January 1, 2007, the Committee approved increases in executive officer salaries as follows:

Name	Position	Annual Base Salary	% Increase
Dennis Long	President and CEO	$215,000	14%
Denise Portmann	Chief Financial Officer	$125,000	28%
Bruce MacNaughton	Chief Credit Officer	$135,000	8%
John Van Dijk	Chief Operating Officer	$150,000	15%

Performance-Based Cash Incentive Compensation

The targets and parameters of the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan") are approved by the Committee, following review of prior year results, in the early spring of each year. The plan provides for annual cash bonuses under a formula based on the Company's equity as of the beginning of the year. Beginning in 2007, no bonuses are paid unless the Company's after-tax return on tangible equity for the year exceeds the 50th percentile of a peer group published by BancIntelligence of approximately 500 banks nationwide with an asset size ranging from $500 million to $1 billion. The Bank's 2007 after-tax return on tangible equity was 12.27%, which exceeded the BancIntelligence 50th percentile for the Bank's peer group of 9.67%. Consequently, under the provisions of the Cash Incentive Plan, the bonus pool for 2007 was $666,938, a decrease of approximately $80,000 from 2006, which represents the sum of 5% of pre-tax earnings producing a 15% pretax return on equity ($368,614) and 10% of pre-tax earnings producing between 15% and 24.75% of pre-tax return on equity ($298,324). The bonus pool is apportioned among officers and employees based on their levels of responsibility. The percentage participation by each of the Company's executive officers in the 2007 bonus pool was as follows: Mr. Long, 18.4%; Ms. Portmann, 5.7%; Mr. MacNaughton, 6.8%; and Mr. Van Dijk, 7.2%.

Long-Term Equity Incentive Compensation

In 2007 and prior years, the Committee has granted stock options to executive officers and other key employees under the 2000 Stock Incentive Compensation Plan. Stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by:

•	Enhancing the link between the creation of stockholder value and an executive's personal stake in the Company's success;
•	Providing an opportunity for increased equity ownership by executives; and

•	Maintaining competitive levels of total compensation.

Options granted to employees have an exercise price equal to or greater than the market value of the Common Stock on the date of grant. The amount of options granted to an executive officer is based on his or her performance and relative responsibilities within the Company, and may be modified based on market data or competitive pressures. Awards of stock options to executive officers are made at the Committee's discretion. Stock options may be granted to a newly-hired executive officer only after approval by the Committee at its next regularly scheduled meeting following the officer's hire date.

Retirement and Other Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. As discussed under “Meetings and Committees of the Board of Directors” above, during 2007 the Committee retained Corrigan and Co. (“Corrigan”), an outside benefits consulting firm, to provide advice to the Committee regarding executive compensation matters. Corrigan was asked to provide its assessment of the Company's executive retirement benefits compared to peer groups of banks.

Based on its findings, in October 2007, the Committee recommended and the full Board of Directors approved a nonqualified supplemental executive retirement plan (the “SERP”), effective as of January 1, 2007, to provide retirement benefits to certain executive officers. The SERP was terminated and replaced in March 2008 to address certain accounting issues. The SERP is unsecured and unfunded and there are no plan assets. The Company has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the executives and other officers with a total cash surrender value of $5,058,000 at December 31, 2007, and intends to use income from the BOLI policies to offset SERP benefit expenses. Further, the Company benefits from the future death benefits paid out under these BOLI policies. A description of the SERP is included under the heading "2007 Pension Benefits" below. Additional information is included in Note 10 to the Company's audited financial statements included in the 2007 Form 10-K.

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contribution at a rate of $.75 per dollar of salary deferred up to a maximum of 7.5% of the employee's salary. Executive officers are also provided with the use of company automobiles and reimbursement of country club dues.

Each executive officer has an employment agreement with the Bank providing for severance benefits upon termination without cause or following a change in control as described under "Potential Payments upon Termination or Change in Control" below.

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. The Company believes that compensation paid to its executive officers is fully deductible for federal income tax purposes.

Summary Compensation Table

The following table sets forth the compensation received by the Chief Executive Officer, the Chief Financial Officer, and the Company's other executive officers during 2007 for services rendered in all capacities during the years ended December 31, 2006 and 2007. The Bank pays all compensation of the executive officers, except for Mr. Long and Ms. Portmann, who receive a portion of their compensation from the Company.

Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensa-tion (3)	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	All Other Compensa-tion (4)	Total Compensation
Dennis A. Long Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank	2007 2006	$239,150(1) $213,150(1)	$1,335 $1,335	$122,634 $134,259	$269,039 $ 0	$15,375 $13,750	$647,533 $362,494
Denise Portmann Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2007 2006	$ 125,000 $ 98,000	$8,935 $2,743	$35,512 $28,069	$ 61,271 $ 0	$ 8,123 $ 6,890	$238,841 $135,702
Bruce MacNaughton Vice President of the Company and Executive Vice President and Chief Credit Officer of the Bank	2007 2006	$135,000 $125,000	$4,797 $5,466	$45,073 $49,346	$108,076 $ 0	$10,455 $ 9,836	$303,401 $189,648
John Van Dijk Corporate Secretary of the Company and President and Chief Operating Officer of the Bank	2007 2006	$150,000 $130,000	$ 0 $ 0	$48,000 $52,550	$195,022 $ 0	$ 8,688 $ 6,600	$401,710 $189,150
Philippe Swaab Executive Vice President R.E. Division of the Bank (through April 16, 2007)	2007 2006	$ 46,050 $125,833	$ 0 $2,517	$49,346 $49,346	$ 0 $ 0	$115,604 $ 12,750	$211,000 $190,446

(1)	Includes director fees received in the amount of $24,150.
(2)

The amounts shown represent the compensation expense recognized for financial statement reporting purposes for 2007 in accordance with SFAS 123R with respect to grants of incentive stock options under the Company's 2000 Stock Incentive Compensation Plan. Additional details regarding the terms of outstanding stock options held by the named executive officers are described under "Incentive Compensation" below. Assumptions used in calculating expense as required by SFAS 123R are described in Note 14 to the Company's audited financial statements included in its 2007 Form 10-K.

(3)	Represents bonuses paid pursuant to the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan"). Mr. Swaab participated in the Mortgage Division Incentive Plan for the first five months of

2006 and in the Cash Incentive Plan for the remainder of 2006. Additional information regarding the Cash Incentive Plan appears under the heading "Compensation Discussion and Analysis" above and in the following table.

(4)

Amounts shown represent employer matching contributions to the Bank's 401(k) Profit Sharing Plan and $115,604 in cash severance paid to Mr. Swaab upon his termination of employment in April 2007. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during 2007.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2000 Stock Incentive Compensation Plan to the named executive officers during the year ended December 31, 2007.

Grants of Plan-Based Awards During 2007

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
Dennis Long	2-21-2007	$67,788
Denise Portmann	2-21-2007 6-20-2007	$21,048	5,000	$16.05	$10,000
Bruce MacNaughton	2-21-2007	$24,918
John Van Dijk	2-21-2007	$26,540
Philippe Swaab

(1)

The amounts shown represent the minimum annual cash bonus amounts payable to each executive officer under the Cash Incentive Plan, provided that the threshold level of after-tax return on equity compared to a peer group of banks is met or exceeded. The actual amounts paid under the Cash Incentive Plan for 2007 are included in the Summary Compensation Table above. Additional details of the Cash Incentive Plan are described above under the heading "Compensation Discussion and Analysis."

(2)

Options become exercisable cumulatively in five equal annual installments beginning one year after the date of grant. If a change in control of the Company occurs, outstanding unvested options will become exercisable in full.

(3)	The exercise price equaled the per share fair market value of the Common Stock on the date of grant.
(4)

The amounts shown represent the grant date fair value of the stock options calculated in accordance with SFAS 123R. Assumptions used in calculating the grant date fair value are described in Note 14 to the Company's audited financial statements included in its 2007 Form 10-K.

The following information with respect to stock options exercised during the fiscal year ended December 31, 2007, is presented for the named executive officers.

Option Exercises and Stock Vested During 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Dennis Long	30,000	$94,200
Philippe Swaab	7,000	$72,275
John Van Dijk	5,000	$11,950

The table below provides information regarding outstanding stock options held by the named executive officers at the end of 2007.

Outstanding Equity Awards at December 31, 2007

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Grant Date (1)	Option Expiration Date
	Exercisable	Unexercisable
Dennis Long	113,500 0	0 5,000	$11.11 $12.50	1-2-2001 1-23-2003	1-2-2011 1-23-2013
Denise Portmann	2,500 0 4,000 10,000 2,000 0	0 1,000 0 0 8,000 5,000	$11.11 $11.83 $16.05 $16.25 $15.15 $16.05	1-17-2001 1-1-2003 1-2-2004 3-10-2005 5-25-2006 6-20-2007	1-17-2011 1-1-2013 1-2-2014 3-10-2015 5-25-2016 6-20-2017

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Grant Date (1)	Option Expiration Date
	Exercisable	Unexercisable
Bruce MacNaughton	42,992 0 5,000 6,000 1,000	0 7,008 0 0 4,000	$11.63 $11.83 $16.05 $16.25 $15.15	1-7-2002 1-1-2003 1-2-2004 3-10-2005 5-25-2006	1-7-2012 1-1-2013 1-2-2014 3-10-2015 5-25-2016
John Van Dijk	31,000	0	$11.11	1-2-2001	1-2-2011

(1) Options become exercisable either cumulatively in five equal annual installments beginning one year after the date of grant, or at the end of five years at which time they are 100% vested.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2007.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:	621,797 (1)	$13.87	279,250
Equity compensation plans not approved by security holders:	-------	-------	-------
Total	621,797 (1)		279,250

(1) Excludes 5,356 shares under outstanding options, with a weighted average per share exercise price of $6.18, granted by the Company pursuant to a merger agreement in substitution of BNW Bancorp, Inc. options.

2007 Pension Benefits

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)	Payments During Last Fiscal Year ($)
Dennis Long	SERP	11	$269,039	$0
Denise Portmann	SERP	7	$ 61,271	$0
Bruce MacNaughton	SERP	6	$108,076	$0
John Van Dijk	SERP	12	$195,022	$0

(1)	The Supplemental Executive Retirement Plan (SERP) was adopted effective January 1, 2007.

(2)

Benefits under the SERP generally vest over a ten-year period (beginning on January 1, 2010, at a level of 30%). The level of accumulated (accrued) benefits is based on years of credited service divided by years of service at normal retirement age. The normal retirement age is: Mr. Long; 68; Ms. Portmann, 55; Mr. MacNaughton, 65; and Mr. Van Dijk, 69. Messrs. Long and Van Dijk may also qualify for reduced benefits in the event of early retirement after reaching age 65.

(3)

Annual retirement benefits under each agreement are equal to a fixed amount for each executive as follows: Mr. Long, $133,590; Ms. Portmann, $139,409; Mr. MacNaughton, $92,432; and Mr. Van Dijk, $93,154. Assumptions used in calculating the present value of accumulated SERP benefits are described in Note 10 to the Company's audited financial statements included in its 2007 Form 10-K. Annual benefits are paid for a period of 15 years and generally begin on the first day of the first month following the executive's retirement.

Potential Payments upon Termination or Change in Control

Each current executive officer is a party to an employment agreement with the Bank. The agreements automatically renew for an additional year on each one-year anniversary unless the Bank provides notice of termination or nonrenewal. Notice of nonrenewal by the Bank results in severance obligations to the employee as described in more detail below. The employment agreements also provide that any stock options held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause, including by reason of death or disability.

The employment agreements provide that, in the absence of a change in control, if the employee is terminated by the Bank without cause or receives notice of nonrenewal, the employee will be entitled to receive salary from the date of the notice for the balance of the then current term or for twelve months from the date of notice, whichever is longer. If the employee is terminated by the Bank within two years after a change in control (or, in Mr. Long's case, within two years after or nine months prior to a change in control), other than by reason of death or disability or for cause, the employee will be entitled to receive a payment as follows:

Dennis Long	3 times highest annual compensation during prior 3 calendar years
Denise Portmann	1.5 times base compensation during prior calendar year
Bruce MacNaughton	2 times base compensation during prior calendar year
John Van Dijk	3 times base compensation during prior calendar year

A change in the employee's position without his or her consent following a change in control will be deemed a termination by the Bank. Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

A "change in control" means a change in ownership (50% or more of fair market value or voting power) or effective control (20% or more of the total voting stock or replacement of a majority of the directors) of the Bank or a change in ownership of a substantial portion of its assets (one-third or more of total fair market value). "Cause" includes dishonesty; fraud; commission of a felony or a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; and the employee's refusal to perform or gross negligence in the performance of his duties or misconduct materially injurious to the Bank.

The employment agreements include a prohibition on disclosure of confidential information concerning the Bank at any time as well as an agreement not to compete with the Bank for up to two years in the counties in which it is operating. The Bank is entitled to receive payment for each breach of these provisions as follows:

Name	Breach of Confidentiality	Breach of Noncompete
Dennis Long	$100,000	$250,000
Denise Portmann	$ 50,000	$100,000
Bruce MacNaughton	$ 75,000	$150,000
John Van Dijk	$ 75,000	$150,000

The Bank may also seek injunctive relief from a court to enforce the provisions.

If an employee provides written notice of termination of employment or nonrenewal of his or her employment agreement less than 90 days prior to the termination date or expiration of the then current term, the agreement requires the employee to pay liquidated damages to the Bank ranging from $15,000 to $25,000.

The following table shows estimated potential pay-outs to the Company's current executive officers, assuming that his or her employment was terminated by the Bank other than for cause, and that termination occurred on the last business day of 2007. Change in control is defined in a manner similar to the employment agreements described above, except that the threshold for a change in effective control is 30% (rather than 20%) or more of the total voting stock or replacement of a majority of the directors and a substantial portion of assets is equal to 40% (rather than one-third) or more of total fair market value.

	Dennis Long	Denise Portmann	Bruce MacNaughton	John Van Dijk
No Change in Control:
Cash Severance (1)	$239,150	$125,000	$135,000	$150,000
Unvested Stock Options (2)	$5,000	$1,675	$11,738	$0
SERP Benefit (3)	$(3)	$(3)	$(3)	$(3)
After Change in Control:
Cash Severance (1)	$698,669	$128,775	$270,000	$379,445
Unvested Stock Options (2)	$5,000	$1,675	$11,738	$0
SERP Benefit (4)	$488,595	$307,001	$322,825	$356,784

(1) Reflects reduction to avoid characterization as excess parachute payments under Section 280G of the Code. Payable in equal monthly installments in accordance with the Bank's normal payroll policies and procedures.

(2) Represents the value of in-the-money stock options that had not vested as of December 31, 2007, based on the difference between the closing sale price of the Common Stock on the Over-the-Counter Bulletin Board on that date, $13.50 per share, and the per share exercise price. See "Outstanding Equity Awards at December 31, 2007" above.

(3) If an executive is terminated without cause prior to qualifying for early or normal retirement, the vested percentage of his or her accrued benefit, if any, will be payable beginning with the month following the month in which he or she attains normal retirement age. See "2007 Pension Benefits" above. At December 31, 2007, none of the Company's executive officers were vested in their SERP benefits. If an executive officer's employment is terminated by reason of death or disability, the executive will be paid an annual benefit equal to the accrued benefit under the SERP for 15 years. At December 31, 2007, these amounts were: Mr. Long, $80,595; Ms. Portmann, $22,499; Mr. MacNaughton, $41,636; and Mr. Van Dijk, $56,828. Additional information regarding the SERP appears under "2007 Pension Benefits" above.

(4) If an executive officer's employment is terminated within two years following a change in control by the Company without cause or by the executive for good reason, he or she is entitled to receive annual SERP benefits in an amount equal to (a) the executive's vested percentage of the accrued SERP benefit as of the termination date or (b) 50% of the SERP benefit, whichever is greater. If such termination had occurred on December 31, 2007, the following annual SERP benefits would have become payable: Mr. Long, $66,795; Ms. Portmann, $69,705; Mr. MacNaughton, $46,216; and Mr. Van Dijk, $46,577. The foregoing amounts are payable for a period of 15 years beginning when the executive attains normal retirement age, with certain exceptions. The amounts shown in the table represent the present value of these SERP benefits. Good reason as defined in the SERP includes a material decrease in base compensation, in the executive's authority, duties or responsibilities, or in the budget over which he or she has authority; a material change in the executive's office location; or any material breach by the Company of the executive's employment agreement.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company's independent auditors, Deloitte & Touche, LLP, to review the Company's accounting functions and the audit process and to discuss the audited financial statements for the year ended December 31, 2007. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those regarding communications with audit committees. The Audit Committee also discussed with the independent auditors their independence and obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

G. Dennis Archer (Chairman), John Ferlin, Gary C. Forcum, Duane E. Hagstrom, Joseph A. Malik

AUDITORS

The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2008.

Deloitte served as the Company's independent auditors for 2007, and performed the audit of the Consolidated Financial Statements of the Company for the year ended December 31, 2007. A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

On May 23, 2006, the Company dismissed its previous independent accountants, McGladrey & Pullen LLP ("McGladrey"), and selected Deloitte as the Company's new principal independent registered public accounting firm to audit its financial statements. The Audit Committee directed the review process and made the final decision to dismiss McGladrey and select Deloitte. The reports of McGladrey on the Company's financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2004 and 2005, and the subsequent interim period through May 23, 2006, the Company had no disagreement with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements for such fiscal years. During the period from January 1, 2004 through May 23, 2006, no "reportable events," as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC, occurred with respect to the Company.

During the period from January 1, 2004 through May 23, 2006, the Company did not consult with Deloitte regarding (1) the application of accounting principles to a specified transaction, whether completed or proposed, (2) the type of audit opinion that might be rendered with respect to the Company's financial statements, or (3) any matter that was either the subject of a "disagreement" or a "reportable event" (as such terms are defined in Items 304(a)(1)(iv) and (v) of Regulation S-K).

Fees Paid to Auditors

Fees paid to Deloitte for the fiscal years ended December 31, 2007 and 2006, were as follows:

	2007	2006
Audit Fees	$330,000	$300,000
Audit Related Fees	0	8,860
Tax Fees	16,257	0
All Other Fees	0	20,000

Audit Fees. Represents the aggregate fees, including out-of-pocket expenses, for professional services rendered for (i) the audit of the Company's annual financial statements, (ii) review of financial statements included in the Company's quarterly reports on Form 10-Q, and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees. Represents fees, including out-of-pocket expenses, billed for services related to regulatory compliance reviews.

All Other Fees. Represents fees related to analyzing information technology controls and procedures.

The Audit Committee determined that the provision of these audit related and other services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

The Audit Committee pre-approved 100% of the fees described above. All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement. All fees incurred in 2007 were pre-approved by the Audit Committee.

CODE OF ETHICS

The Company adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and the President, Chief Financial Officer, and Chief Credit Officer of the Bank. The Code of Ethics is available on our website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Archer, Ferlin, Forcum, Hagstrom, Rognlin, Rust, Schermer, and Thomas served on the Compensation Committee during 2007. Mr. Hagstrom was Chief Executive Officer and President of the Bank for more than 10 years until his retirement in 1997.

RELATED PERSON TRANSACTIONS

Under applicable federal banking regulations, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. From time to time, the Bank has made loans to executive officers and directors that meet the requirements described above.

Each director and executive officer of the Company is required to notify the Audit Committee of any transaction that may present a conflict of interest with the Company or in which the insider may benefit directly or indirectly. Under the Company's written conflict of interest and business ethics policies, the Board of Directors has final authority to approve any transaction between a director or officer (or a related party) and the Company. The nature of the transaction must be fully disclosed to the Board. The affected insider must abstain from the approval process and will not be counted in determining a quorum of directors. The Board will approve only those transactions that are fair and reasonable to the Company and as to which a more advantageous arrangement was not reasonably available under the circumstances. Transactions in which the total fees and payments do not exceed $10,000 and which are entered into in the ordinary course of business are excepted from the requirement of Board approval.

SHAREHOLDER PROPOSALS AND SHAREHOLDER

NOMINATIONS FOR DIRECTOR

Shareholder Proposals. In order to be eligible for inclusion in the proxy materials of the Company for the 2009 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's administrative headquarters at 1101 S. Boone Street, Aberdeen, Washington, no later than November 28, 2008. Any such proposals shall be subject to the requirements of the SEC's proxy rules. In addition, if the Company receives notice of a shareholder proposal after February 12, 2009, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Nomination of Candidate for Director. Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles. These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

MISCELLANEOUS

The Company's 2007 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 19, 2008. Any shareholder that has not received a copy of such annual report may obtain a copy by writing to the Company.

A copy of the Company's Form 10-K as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 19, 2008, upon written request to Sandra Clark, Executive Secretary, Pacific Financial Corporation, 1101 S. Boone Street, P.O. Box 1826, Aberdeen, Washington 98520.

By order of the Board of Directors
/s/ John Van Dijk
Aberdeen, Washington March 28, 2008	John Van Dijk Corporate Secretary

PROXY

PACIFIC FINANCIAL CORPORATION

Annual Meeting of Stockholders – April 23, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 23, 2008 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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FOLD AND DETACH HERE

You can now access your Pacific Financial Corporation account online.

Access your Pacific Financial Corporation shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Pacific Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9 a.m.-7pm

Monday-Friday Eastern Time

***TRY IT OUT***

www.bnymellon.com/shareowner/isd

Investor Service Direct®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.

PLEASE MARK HERE FOR ADDRESS CHANGE OR COMMENTS SEE REVERSE SIDE ☐

		FOR	WITHHOLD FOR ALL
1.	To elect TWO directors to three-year terms:	☐	☐

	2.		To vote in accordance with their best judgement upon such other matters as may properly come before the meeting or any adjournments thereof.

Nominees:

01 John R. Ferlin

02 Randy W. Rognlin

Withheld for the nominees you list below:

(Write that nominee's name in the space provided below.)

DATED _________________, 2008

SIGNATURE

SIGNATURE OF SHAREHOLDER(S)

Signature ___________________	Signature ___________________	Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executive, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE

OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/pflc

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.